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Contact:          Stephen M. O'Hara
                  Chairman & CEO
                  636 349-3500


                           RAWLINGS ANNOUNCES INTEREST
                        FROM POTENTIAL STRATEGIC ACQUIROR


Fenton, Missouri, November 27, 2002 - Rawlings Sporting Goods Company, Inc. (NASDAQ: RAWL) announced today that its Board of Directors is carefully evaluating an expression of interest from a strategic party for the potential acquisition of Rawlings. The expression of interest contemplates a stock-for-stock transaction at a premium to Rawlings' current share price. The expression of interest is preliminary and non-binding and is subject to a number of conditions, including completion of due diligence, negotiation and execution of a definitive agreement, board and shareholder approval, and regulatory approval. The Board of Directors, with the assistance of its financial advisor, George K. Baum & Company, and its legal counsel, is evaluating the possibility of pursuing a transaction with this potential acquiror as well as other strategic alternatives to increase shareholder value.

         Primarily as a result of these developments, the Board of Directors has adopted a new Shareholder Rights Plan. The Shareholder Rights Plan will provide sufficient time, as well as flexibility and negotiating leverage, to adequately evaluate strategic alternatives in an orderly manner to facilitate enhanced value for all shareholders.

         Steve O'Hara, Chairman and CEO, commented, "While there can be no assurance that we will consummate a transaction, we believe the interest put forward by the potential acquiror is reflective of our strategic value and ongoing earnings improvement. The Board felt that it was in the best interests of the Company and our shareholders to adopt the new Shareholder Rights Plan to facilitate the proper evaluation of these recent developments. The Shareholder Rights Plan will also ensure fair and equal treatment of all shareholders in any acquisition transaction that may be pursued."

         The Shareholder Rights Plan includes a TIDE provision under which a committee composed solely of independent directors will periodically consider whether retention of the Shareholder Rights Plan continues to be in the best interests of Rawlings and its stockholders. It also includes a "Permitted Offer" exception which allows an offer to be considered directly by shareholders if it is a fully financed offer of cash or a publicly traded security for all shares and is at a price and other terms which are determined by the Board of Directors to be fair and otherwise in the best interests of shareholders, and is accepted by the holders at least a majority of the outstanding shares.


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         The other provisions of the Shareholder Rights Plan are consistent with those in similar plans adopted by many other public companies and which economic studies have shown produce higher takeover premiums for the benefit of all shareholders. The Rights issued under the Shareholder Rights Plan will be exercisable only if an acquiring person, together that person's affiliates, associates and any group of which that person is a member (collectively, an "Interested Stockholder") acquires, or announces a tender offer for, 15% or more of Rawlings common stock. Each Right will initially entitle holders, other than the Interested Stockholder, to purchase one one-thousandth of a new series of preferred stock at an exercise price of $30. Once the Interested Stockholder has acquired beneficial ownership in excess of the applicable ownership threshold referenced above, each Right will entitle holders, other than the Interested Stockholder, to purchase, at the Right's then-current exercise price, a number of shares of Rawlings common stock having a market value of twice the Right's exercise price. At any time within ten business days after a person becomes an Interested Stockholder, the Rights will be redeemable for one cent per Right at the option of the Board of Directors.

         The Shareholder Rights Plan also includes a "share exchange" feature which provides the Board with additional flexibility in responding to a hostile takeover attempt when the Rights become exercisable. The Board will thus have the option of exchanging, in whole or in part, each Right of each holder, other than the Interested Stockholder, for one share of Rawlings common stock. This provision is intended to avoid the expense of requiring Right's holders to exercise their Rights and alleviate the uncertainty as to whether holders will exercise their rights. The dilution to the Interested Stockholder caused by implementation of the share exchange feature would be substantial, but not as extensive as the dilution that would potentially occur if all holders were to exercise the Rights after they become exercisable.

         In addition, if after the Rights become exercisable, the Company is acquired in a merger or other business combination transaction, or sells 50% or more of its assets or earning power, to or with an Interested Stockholder in a transaction in which all stockholders are not treated alike, each Right will entitle its holder to purchase, at the Right's then-current exercise price, a number of shares of the acquiring company's common stock having a market value at the time of twice the Right's exercise price.

         The Rights will be issued on December 9, 2002 to the stockholders of record as of that date and will expire in ten years, unless earlier redeemed or exchanged by Rawlings.

         This press release contains forward-looking statements that involve risks and uncertainties such as the results of discussion with potential acquirors, Rawlings' plans to achieve certain cost savings and increases in earnings as well as the anticipated benefits and expected consequences of the Shareholder Rights Plan. There can be no assurance that any transaction will be consummated with any potential acquiror. Rawlings undertakes no obligation to make any further announcement regarding its consideration of strategic alternatives until a final agreement has been signed or a decision not to proceed with strategic alternatives is made. It is important to note that actual results could differ materially from those expressed in such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, a general
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economic slowdown, a major league baseball strike or lockout, lower retail sale rates for Rawlings' products, changes in Rawlings' financial position, a dramatic increase in the price of certain raw materials such as leather and changes in the competitive environment. Other risks and uncertainties are detailed from time to time in Rawlings' securities filings with the Securities and Exchange Commission, including Rawlings' report on Form 10-K filed for the year ended August 31, 2001. Any forward-looking statements speak only as of the date hereof and Rawlings disclaims any intent or obligation to update such statements.